[* SIGNIFIES THAT CONFIDENTIAL MATERIAL HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.]

                                                                    EXHIBIT 10.7

                                                                 October 1, 2002



The Peoples Publishing Group, Inc.
299 Market Street
Saddle Brook, NJ 07663
Attn: James Peoples

This letter when counterexecuted and delivered to us, shall constitute an agreement effective as of the above date between John Wiley & Sons, Inc. ("Publisher") and The Peoples Publishing Group, Inc. ("Distributor").

1.   APPOINTMENT.

     a) Publisher hereby appoints Distributor, and Distributor accepts appointment to be, Publisher's sole and exclusive distributor in the areas and markets set forth on Schedule 1 (the "Market") for the promotion, sale, and distribution of the print materials set forth on
         Schedule 1 (the "Works") provided, however, that Distributor's rights with respect to works which are not college textbooks shall be non-exclusive. Publisher shall have the right, in its sole discretion to withdraw selective Work(s) from this Agreement so long as such Works constituted [*]% or less of the Distributor's prior fiscal year total purchases and commissions from all the Work(s), and thereby to terminate Distributor's distribution rights with respect to such Work(s). In the event of such partial withdrawal of the Works, Publisher will provide a minimum of nine months written notice. However, if Publisher gives notice of withdrawal during the period from October 1 through December 31, Distributor may continue to sell such Works through September 30 of the following year. Publisher shall give Distributor timely advance notice and information concerning all new Works it plans to publish that Publisher determines would be appropriate for distribution in the Market, including notice of any sales restrictions, and one free copy of each new Work on availability.

     b)  All rights not specifically granted herein are retained by Publisher.

2. DISTRIBUTOR. Distributor shall perform, at Distributor's expense, the following duties as well as any other services reasonably necessary to fulfill its obligations as Distributor hereunder:

     a)  Use its reasonable efforts to sell the Works to the Market;

     b) Execute at Distributor's sole expense a sales and marketing effort as described in Schedule 2 and provide sales and marketing management for its staff, inclusive of ongoing training programs;

     c) Provide all normal and customary pre-sale and post-sale presentations and product training requested by schools; that are reasonable and consistent with the industry practices of school publishers selling college textbooks to secondary schools.

     d) Submit to Publisher quarterly written reports to advise Publisher on its selling program for the Works, pending sales and complementary copies distributed, and attend quarterly meetings with Publisher to discuss all aspects of the parties' relationship, including inventory, participation in state adoptions, bids, adoption contracts, sales and complementary copies. Distributor also shall submit, broken down by title, formal inventory forecasts, in May and November of each year during the term of this Agreement, an adoption forecast broken down by state and an open State forecast including significant adoption opportunities for the two year period commencing on the date of this Agreement and for each two year period thereafter during the term, and a fiscal year sales forecast to aid Publisher and Distributor in mutually setting reasonable inventory and sales targets. Distributor shall provide Publisher with updates to these forecasts on a quarterly basis;

     e) Attend, at Publisher's request, sales meetings and conventions at which Publisher has sponsored exhibits. Publisher agrees to discuss with the Distributor the merits of attending such meetings and conventions before requesting the Distributor's attendance. Distributor shall pay the expenses associated with attending such meetings and conventions;

     f) Permit Publisher, upon reasonable notice, to inspect Distributor's premises;

     g)  [*];

     h)  [*]; and

     i)  Bill customers for the Works and collect on invoices.

3. PUBLISHER'S DUTIES. Publisher shall perform, at Publisher's expense, the following duties as well as any other services reasonably necessary to fulfill its obligations as Publisher hereunder:

     a) Provide Distributor with leads and information on front and back lists, such material to remain the Publisher's property;

     b) Provide access to all Publisher's appropriate editorial and marketing personnel for information on the Works. The primary contact for such information shall be the Marketing Systems Support Manager for the Publisher's educational division;

     c) For every year of the term of this Agreement, supply Distributor with free copies of the Works solely for demonstration, examination and selling purposes, the cost of such copies not to exceed a value of [*] percent ([*]%) of the annual net sales of Works by the Distributor, to be estimated by Distributor and Publisher. The cost of such free copies shall be determined by multiplying the average cost of Works in Publisher's inventory by the number of free copies to be supplied to Distributor. Such free copies shall remain Publisher's property. Under no circumstances shall Distributor sell such free copies to any third party;


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



     d) Supply Distributor with reasonable amounts of sales literature, brochures, and other materials on a regular basis, as available and requested by Distributor;

     e) Fulfill orders submitted by Distributor and bear costs related to shipping orders and free copies;

     f) Enter into State Adoption Contracts and contracts with counties, school districts and other local authorities within the state adoption states, taking into consideration the Distributor's recommendations and the commercial interests of both of the parties; and

     g) Provide prior and current fiscal year monthly, quarterly and annual purchase reports and commission statements, broken down by title and presented in a format providing the Distributor with the information needed to provide Publisher with the reports and other requirements for formal inventory forecasts, adoption forecasts, open state forecasts, quarterly sales forecasts and sales targets. Publisher reporting will be inclusive to the Work(s) and will exclude other works sold by the Publisher to schools.

4.   TERMS OF SALE.

     a) Distributor may purchase Works to complete orders, from open territory states, private and parochial schools and from adoption states, other than State Adoption Contracts, from Publisher's available inventory on the following terms, in each case payable in U.S. dollars within [*] days of invoice: [*].

     b) Sales shall be f.o.b. Publisher's bindery or warehouse, as applicable. Publisher shall bill Distributor for the discounted sales price plus postage or other transportation charges.

     c) Sales under State Adoption Contracts shall be made directly between the Publisher and the States. On State Adoption Contracts, the Publisher shall pay the Distributor a standard sales commission of [*]. Based on the adoption requirements and the commission potential related to a particular State Adoption, the parties shall agree on the exact commission rate prior to the decision to enter a State Adoption.
         [*].

5. RETURNS. Distributor shall have the right to return Works in saleable condition, for full credit against amounts due Publisher from Distributor or, if there are no such amounts due, for refund. Works received by Distributor containing manufacturing defects may be returned pursuant to the applicable provisions of the Uniform Commercial Code.

Distributor shall enact a returns policy for its customers with respect to Publisher's products that is substantially similar to the policy attached hereto as Schedule 3.

Publisher shall be responsible for returns resulting from State Adoption Contracts.

Independent of returns or manufacturing defects, on termination for any reason including the end of the Term, the Publisher shall use reasonable efforts to resolve concerns raised by Customers, who purchased Work(s) from the Distributor, related to the durability of college textbooks compared to high school textbooks, which are manufactured to NASTA specifications.

6. SALES REPORTS AND GOALS. Distributor shall semi-annually report to Publisher its estimated needs by title for Works in the forthcoming 6-month period. These reports shall be given to Publisher on October 1 and April 1 of each year during the term. By November 1 of each year during the term, Distributor shall submit its proposed sales targets for the upcoming fiscal year to Publisher (the "Original Forecast"). By May 15 of each year during the term, Distributor and Publisher shall do a re-forecast to determine the overall sales target for Distributor for the upcoming fiscal year as well as the sales target for Distributor for specific titles, including the Works that are competitive with the W.W. Norton works and any other works that Publisher approves for distribution pursuant to Section 8. If Distributor fails to meet the overall target set in the Original Forecast in any fiscal year by [*]% or fails to meet the overall target set in the Original Forecast by [*]% in two fiscal years in a row, Publisher shall have the option to terminate this Agreement on 150 days notice or to make Distributor's rights hereunder non-exclusive.

7.   HANDLING OF ORDERS.

     a) Orders received by Distributor for Works covered under State Adoption Contracts shall be promptly turned over to the Publisher. The Publisher shall be responsible for all order processing, invoicing, fulfillment, collection and bad debt of works sold under State Adoption Contracts.

     b) In the event Publisher receives any orders or inquiries for Works that would fall within the Market, except for State Adoption Contracts, Publisher shall promptly turn such orders and inquiries over to Distributor. In the event Distributor receives any orders or inquiries for Works outside the Market, Distributor shall promptly turn such orders and inquiries over to Publisher.

     c) Distributor shall be responsible for invoicing and for providing to Publisher all shipping documents reasonably necessary for fulfillment.

     d) Publisher shall be responsible for picking, packing and shipping orders.

8. HUGHES-HALLETT CALCULUS AND CONNALLY PRECALCULUS TRAINING FUND. The Publisher and Distributor shall establish a program to train teacher and administrator to successfully implement the Hughes-Hallett Calculus and Connally Precalculus program in high schools. The training program shall be conducted by Distributor trained and certified instructors. The Distributor shall fund the training program for Fiscal Year 2003 with a unilateral non-matching $[*] to train and certify instructors and to pay the expense of a dedicated FRN high school person. In Fiscal Year 2004 and subsequent years during the Term, the parties shall agree on an amount to be dedicated to the training program based on the previous year's sales and sales projections for the upcoming year and [*] shall [*] be responsible for [*]% of the agreed upon amount for the training program. The Distributor in consultation with the Publisher and the authors of the Training Works shall be responsible for developing and executing the certification and training program. The Publisher shall be provided with quarterly reports, detailing expenses and shall be given reasonable access to the records to verify the Distributor reporting. The Publisher shall pay the Publisher's portion of the expenses so long as such amount does not exceed the agreed upon total for the year. The use of training funds is limited to direct expenses related to the certification and training program and the Publisher and Distributor shall not be reimbursed for any expense related to the administration, including personnel, of the fund. Thirty days following the close of fiscal year April 30, 2005, the Publisher and Distributor shall evaluate the results and funding of the training program and make a decision to continue, modify or terminate the training program.

9. DISTRIBUTOR PRODUCT: NON-COMPETE. Distributor may market and sell in the Market publications and products designed and published expressly for the high school market, including its own publications as well as publications and products acquired by Distributor after the date hereof. In this context, it is understood that the Distributor is actively engaged as a distributor for high school publishers and nothing in this Agreement shall prohibit the Distributor from distributing products of any kind, including electronic products, that have been designed and published expressly for the high school market. Distributor shall not, however, during the term of this Agreement, act as sales representative or distributor or sell books or other products for any other college publisher which publishes books or other products which compete with the Works in the product lines published by Publisher without the prior written consent of Publisher. [*].

10. PROVISIONS FOR CROSS CLAIMING ACCOUNTS. Accounts are occasionally miscoded as high school or post secondary accounts resulting in the wrong sales attribution to the Publisher or Distributor. Twice each fiscal year, for the six month period ending October 31 and April 30, the parties shall make available, on their respective premises and under supervision, lists of all the active customers and distributors during the prior six month period for the purpose of cross claiming, including period sales, and recoding accounts. Payments or credits, as set forth in Section 4, resulting from the claiming process shall be due [*] days from the claim date.

11. WARRANTIES; INDEMNITIES. Publisher represents and warrants to Distributor that it has full power and authority to enter into this Agreement and to make the grants herein contained, [*]. Distributor warrants that it has full power and authority to enter into this Agreement, that it shall make all payments for salaries, commissions and fees to its employees and independent contractors and all applicable social security, unemployment insurance, income tax or other deductions required by law and that it shall not take any action in performing this Agreement which is illegal or infringes on the rights of any third party. The parties agree to indemnify each other ("Indemnitee") against and hold the Indemnitee harmless from any loss (including without limitation counsel fees and costs), expense or damage occasioned by any claim, demand, suit or recovery arising out of a breach of any of the foregoing warranties. [*].

12. TERM AND TERMINATION. This Agreement shall be effective on the above date and shall continue until September 30, 2005 unless earlier terminated as provided below. The Agreement shall thereafter be automatically renewed from year to year unless either party gives notice of termination on or before January 15th of any year, to be effective the September 30th of

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such year. References in this Agreement to "year," "fiscal year" or to "FY"
shall mean the twelve-month period ending on April 30th.

Notwithstanding the foregoing, this Agreement shall terminate immediately in the event of:

     a) a substantial breach by a party of any of the terms or conditions of this Agreement upon prior written notice if the party breaching this Agreement fails to cure such breach within sixty (60) days after receipt of such notice;

     b) upon Publisher's written notice upon Distributors' acquisition and/or marketing of books which compete directly with Works identified in
         Schedule 1 except as expressly provided in Section 8 above;

     c) any receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, or arrangement with creditors whether or not pursuant to bankruptcy law, dissolution, or any other similar proceeding, whether voluntary or involuntary (any such condition is hereinafter referred to as "Bankruptcy") of either party to this Agreement;

     d) on the one-year anniversary of Publisher's written notice to Distributor advising that Publisher has acquired all or substantially all of the assets related to another publisher's higher education business and therefore intends to terminate this Agreement.

     e) In the event of termination pursuant to subsection (a) above as a result of a breach by Distributor or Publisher or pursuant to subsection (c) above as a result of the Bankruptcy of Distributor or Publisher, all payments due to the respective parties hereunder shall become due and payable immediately without regard to any terms of payment set forth elsewhere in this Agreement. Upon expiration or termination for any reason, Distributor shall provide Publisher with information and existing documentation on any pending or prospective sales and adoptions of the Works.

13. WINDING UP. On termination, Distributor and Publisher shall remain responsible for any payments due in connection with Works shipped prior to the termination date. Publisher shall accept returns from Distributor pursuant to
Section 5 for [*].

14. INFRINGEMENT AND PIRACY. Distributor shall promptly report to Publisher all incidents of copyright infringement of the Works that come to its attention, and shall cooperate in civil and/or criminal prosecution of the entities engaging in such activity.

15. COMPLETE AGREEMENT; AMENDMENT. This Agreement sets forth the complete understanding of the parties and cannot be waived, amended or modified except in writing signed by Distributor and Publisher. This Agreement cancels and supersedes all prior Agreements between the parties in respect to the subject matter hereof

16. NO PARTNERSHIP, AGENCY, FRANCHISE OR JOINT VENTURE. It is understood that Distributor is and shall remain an independent contractor, operating a separately established business, and not Publisher's agent, partner or legal representative and that Distributor has no authority to commit Publisher to any legal obligation to a third-party

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17.  GOVERNING LAW. This Agreement shall be construed and interpreted pursuant to the laws of the State of New York applicable to contracts wholly entered into and performed in the State of New York. Any legal action, suit or proceeding arising out of or relating to this Agreement or the breach thereof shall be instituted in a court of competent jurisdiction in New York County in the State of New York and each party hereby consents and submits to the personal jurisdiction of such court, waives any objection to venue in such court and consents to service of process by registered or certified mail, return receipt requested, at the last known address of such party.

18. NOTICES. Notices hereunder shall be in writing and delivered by hand, by express courier or by facsimile (provided an electronic signal from the equipment of the recipient indicating receipt is generated), as follows:

If to Publisher:                              If to Distributor:

John Wiley and Sons, Inc.                     The Peoples Publishing Group, Inc.
605 Third Avenue                              299 Market Street
New York, NY                                  10158 Saddle Brook, NJ 07663
FAX: (212) 850-6118                           FAX: (201) 712-1534
Attn: SVP & General Manager,                  Attn: President and CEO
Higher Education Division
(with a copy to General Counsel)


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                                        (with copy to Counsel):
                                        John R. Houston
                                        Robins, Kaplan, Miller and Ciresi L.L.P.
                                        2800 La Salle Plaza
                                        800 La Salle Avenue
                                        Minneapolis, MN 55402)

Notices shall be effective upon delivery.

19. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the parties and their successors and assigns. This Agreement may not be assigned by Distributor without the prior approval of Publisher, which approval shall not be unreasonably withheld. Except in connection with the sale of all or substantially all of the area of business of Publisher related to this Agreement or a merger or reorganization, this Agreement may not be assigned by Publisher without the prior approval of Distributor, which approval shall not be unreasonably withheld.

20. CONFIDENTIALITY. Each party agrees to keep confidential the terms of this Agreement. In addition, Distributor agrees to keep confidential and not disclose, directly or indirectly, to any third person, or use other than for the purposes set forth in this Agreement, any confidential or proprietary information relating to Publisher or the Works that Distributor receives from Publisher or otherwise as a result of the distribution relationship created by this Agreement.

If this correctly sets forth your understanding of our agreement, please countersign this letter and return one fully-executed copy to me.

Very Truly yours,


/s/ Susan Kantrowitz
Susan Kantrowitz

ACCEPTED AND AGREED:

JOHN WILEY & SONS, INC.

By: /s/ ________________________
Title: Vice President & National Sales Manager

THE PEOPLES PUBLISHING GROUP, INC.

By: /s/ Brian T. Beckwith
Title: President & CEO



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                                   SCHEDULE I

MARKET

The "Market" is defined as the United States, including its territories and possessions, The Department of Defense Dependent Schools and The American International Schools and Bilingual Schools, public and private schools, grades K-12 (including the day and evening enrollments for such schools) and high school bookstores and distributors whose primary business is reselling college books to high schools and who represent that book orders are to supply high schools and high school bookstores (Adams Book Company, LaSalle, Academic Book Services, Educational Sales, J.J. Flannery, Varsity Books et. al.)


WORKS

All Wiley books and ancillaries in hardcover or paperback format, and other materials including CDs, tapes, transparencies, web-based and electronic products, and revisions thereof, suitable to the Market (as determined by Publisher) published by Publisher.

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                                   SCHEDULE 2


[*]





















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                                   SCHEDULE 3

1. We shall accept authorized returns for [*] from date of invoice. Please call 800-822-1080 for authorization.

2. Unused books in saleable condition may be returned for credit (less shipping and handling).

3.   Please provide the date of purchase and the invoice number.

4. Out-of-print titles are not accepted more than [*] days after publisher's out-of-print notification.

5. No returns shall be accepted from any customer who has not purchased books directly from The Peoples Publishing Group.





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